PRUDENTIAL JENNISON MID-CAP GROWTH FUND, INC.

ARTICLES SUPPLEMENTARY

Prudential Jennison Mid-Cap Growth Fund, Inc., a Maryland corporation registered under the Investment Company Act of 1940, as amended, as an open-end management investment company (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation (the “Board of Directors”) by the charter of the Corporation (the “Charter”) and Section 2-208 of the Maryland General Corporation Law, the Board of Directors has duly reclassified and designated:

(a) 25,000,000 authorized but unissued shares of Class A Common Stock as 25,000,000 additional shares of Class R Common Stock (the “Class R Common Stock”);

(b) 200,000,000 authorized but unissued shares of Class B Common Stock (the “Class B Common Stock”) as 200,000,000 additional shares of Class Q Common Stock (the “Class Q Common Stock”); and

(c) 95,000,000 authorized but unissued shares of Class B Common Stock, 25,000,000 authorized but unissued shares of Class M Common Stock, 25,000,000 authorized but unissued shares of Class X Common Stock and 50,000,000 authorized but unissued shares of Class C Common Stock as 195,000,000 additional shares of Class Z Common Stock (the “Class Z Common Stock”).

Each of the shares of Class R Common Stock, Class Q Common Stock and Class Z Common Stock classified as set forth above shall have the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications or terms or conditions of redemption of the existing class of Common Stock as set forth in the Charter.

SECOND: Prior to the classification and designation authorized by these Articles Supplementary, the total number of shares of all series and classes of stock which the Corporation had authority to issue was 2,000,000,000 shares, $0.001 par value per share, having an aggregate par value of $2,000,000, classified and designated as follows:

Class A Common Stock 825,000,000

Class B Common Stock 300,000,000

Class C Common Stock 300,000,000

Class M Common Stock 25,000,000

Class Q Common Stock 200,000,000

Class R Common Stock 100,000,000

Class X Common Stock 25,000,000

Class Z Common Stock 225,000,000

THIRD: As classified and designated hereby, the total number of shares of all series and classes of stock which the Corporation has authority to issue is 2,000,000,000 shares, $0.001 par value per share, having an aggregate par value of $2,000,000, classified and designated as follows:

Class A Common Stock 800,000,000

Class B Common Stock 5,000,000

Class C Common Stock 250,000,000

Class Q Common Stock 400,000,000

Class R Common Stock 125,000,000

Class Z Common Stock 420,000,000

FOURTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law. These Articles Supplementary do not increase the total number of authorized shares of stock of the Corporation.

FIFTH: The undersigned officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, Prudential Jennison Mid-Cap Growth Fund, Inc. has caused these Articles Supplementary to be signed in its name and on its behalf by its Vice President and attested by its Assistant Secretary on this 21st day of September, 2016.

ATTEST:	PRUDENTIAL JENNISON MID-CAP GROWTH FUND, INC.

/s/ Jonathan D. Shain

Name: Jonathan D. Shain

Title: Assistant Secretary

By: /s/ Scott E. Benjamin

Name: Scott E. Benjamin

Title: Vice President